UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2024

PALTALK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38717	20-3191847
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

30 Jericho Executive Plaza, Suite 400E Jericho, NY	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 967-5120

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PALT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 11, 2024 (the “Execution Date”), Paltalk, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, PALT Merger Sub 1, Inc., a New York corporation and a direct and wholly owned subsidiary of the Company (“First Merger Sub”), PALT Merger Sub 2, LLC, a Delaware limited liability company and a direct and wholly owned subsidiary of the Company (“Second Merger Sub”), Newtek Technology Solutions, Inc., a New York corporation (“NTS”), and NewtekOne, Inc., a Maryland corporation and the sole stockholder of NTS (“Newtek”), pursuant to which following the receipt of the Paltalk Stockholder Approval (defined below): (i) NTS will merge with and into First Merger Sub, with NTS continuing as the surviving entity (the “Interim Surviving Entity” and such merger, the “First Step Merger”), and (ii) immediately following the consummation of the First Step Merger, the Interim Surviving Entity will merge with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”).

Merger Consideration and Potential Earn-Out

Pursuant to the Merger Agreement, as consideration for the Mergers, the Company agreed to (i) pay Newtek an amount in cash equal to $4,000,000, which is subject to customary purchase price adjustments as set forth in the Merger Agreement, including a working capital adjustment (the “Closing Cash Consideration”) and (ii) issue Newtek 4,000,000 shares (the “Closing Stock Consideration” and together with the Closing Cash Consideration, the “Closing Consideration”) of a newly created series of preferred stock, the Series A Non-Voting Common Equivalent Stock of the Company, par value $0.001 per share (the “Preferred Stock”), with the powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions as set forth in the form of Certificate of Designations of the Preferred Stock attached as an exhibit to the Merger Agreement (the “Certificate of Designations”). In the event of a Convertible Transfer (as defined in the Certificate of Designations), each share of Preferred Stock will automatically convert into one share (the “Conversion Shares”) of common stock of the Company, par value $0.001 per share (“Common Stock”), subject to certain customary anti-dilution adjustments.

In addition to the Closing Consideration, the Merger Agreement provides that Newtek is entitled to receive an amount up to $5,000,000 (the “Earn-Out Amount”) based on the Company’s achievement certain cumulative average Adjusted EBITDA thresholds for the 2025 and 2026 fiscal years. The Earn-Out Amount may be paid, at the Company’s sole discretion, in cash (the “Earn-Out Cash Consideration”), in shares of Preferred Stock (the “Earn-Out Stock Consideration”) or in a combination thereof. Pursuant to the Merger Agreement, to the extent that all or a portion of the Earn-Out Amount is paid in shares of Preferred Stock, the number of shares of Preferred Stock to be issued to Newtek will be calculated based on the average of the VWAPs (as defined in the Merger Agreement) during each trading day during a sixty (60) calendar day period ending on December 31, 2026; provided, however, that in no event shall such price be less than $1.00. The issuance of the Closing Stock Consideration, the Earn-Out Stock Consideration (if any) and the Conversion Shares issuable upon conversion of the Preferred Stock is referred to herein as the “Parent Stock Issuance”.

Notwithstanding the foregoing and pursuant to the Merger Agreement, if the issuance of the Closing Stock Consideration or the Earn-Out Stock Consideration would cause Newtek’s “total equity” (as calculated under the Bank Holding Company Act of 1956, as amended, and as implemented and interpreted by the Board of Governors of the Federal Reserve System (the “Federal Reserve”)) in the Company to exceed 33.33% (the “Total Equity Cap”), then the number of shares of Preferred Stock issuable as Closing Stock Consideration and/or Earn-Out Stock Consideration, as applicable, will be adjusted so that the Company will issue Newtek the maximum number of shares of Preferred Stock that would not cause Newtek’s total equity to exceed the Total Equity Cap, with a corresponding increase to the Closing Cash Consideration and the Earn-Out Cash Consideration, as applicable. Following the consummation of the Mergers and the issuance of the Closing Stock Consideration, Newtek would beneficially own approximately 30.3% of the Company’s issued and outstanding Common Stock on an as-converted and fully-diluted basis, calculated based on the outstanding shares of the Company as of August 9, 2024. Paltalk’s Common Stock will continue to be listed on the Nasdaq Capital Market.

The board of directors of the Company (the “Board”) has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Parent Stock Issuance, and has agreed to recommend to the Company’s stockholders that they vote in favor of the Parent Stock Issuance as contemplated by the Merger Agreement.

Conditions to the Merger

As a condition to the closing of the Mergers and the transactions contemplated by the Merger Agreement (the “Closing”), the Merger Agreement provides that the Company must effectuate the sale of its “Paltalk”, “Camfrog”, and “Tinychat” applications and all assets and liabilities related to such applications in one or more transactions, such that upon the completion of such transaction or transactions, the Company and its Parent Related Persons (as defined in the Merger Agreement) no longer hold any right to operate or control such applications, whether directly or indirectly (such transaction or transactions, the “Divestiture Transaction”). Following the Divestiture Transaction, the Company will retain (i) all patents, patent applications, and any rights or causes of action related to such applications, and (ii) any assets (including intellectual property) that are not exclusively related to such applications.

In addition, the Closing is subject to the satisfaction of various customary closing conditions, including, among others, (i) approval of the Parent Stock Issuance by the affirmative vote of the majority of votes cast for or against such proposal, (ii) approval of the Divestiture Transaction by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon (the approval of Parent Stock Issuance and the Divestiture Transaction, collectively, “Paltalk Stockholder Approval”), (iii) the absence of any governmental order enjoining or otherwise prohibiting the performance of the Merger Agreement or any of the transactions contemplated thereby, (iv) the absence of a Material Adverse Effect (as defined in the Merger Agreement) on the Company or NTS and (v) receipt by Newtek from the Federal Reserve of regulatory approval or a non-objection notice relating to the Mergers and the transactions related thereto.

Pursuant to the Merger Agreement, the Company has agreed to prepare and file with the Securities and Exchange Commission (the “SEC”), within 45 days of the later of (i) Execution Date, (ii) delivery of NTS’s audited financial statements, and (iii) the execution of final, definitive agreements with respect to the Divestiture Transaction, a preliminary proxy statement relating to the meeting of the stockholders of the Company to be held for the purposes of, among other things, obtaining the Parent Stockholder Approval. The parties expect to consummate the Mergers in either the fourth quarter of 2024 or first quarter of 2025.

Termination Rights

The Merger Agreement contains certain termination rights for both the Company and Newtek, on behalf of itself and NTS, including, among other things, if the Closing has not occurred prior to February 9, 2025. In the event the Merger Agreement is terminated, neither party thereto will owe a termination fee or otherwise incur a liability to any other party under or relating to the Merger Agreement.

Other Terms of the Merger Agreement

The Merger Agreement contains customary representations and warranties from the Company, Newtek and NTS, and each party has agreed to covenants, including, among others, covenants relating to (i) the conduct of additional diligence and related access to information, (ii) the conduct of each of NTS’s and the Company’s businesses during the interim period between the execution of the Merger Agreement and the Closing, (iii) the obligation to use commercially reasonable efforts to obtain all governmental consents, approvals and authorizations and make all filings and notices necessary to execute the transactions contemplated by the Merger Agreement, (iv) the obligation of Newtek use its reasonable best efforts to obtain from the Federal Reserve a regulatory approval or non-objection notice relating to the Mergers and the transactions related thereto and (iv) the obligation of the Company to call a meeting of its stockholders for purposes of obtaining the Parent Stockholder Approval. In addition, the parties agreed to a “no shop” provision that limits the ability of Newtek and NTS to discuss or engage in certain alternative transactions to the Mergers prior to the Closing, subject to certain exceptions. The Merger Agreement also includes customary non-competition and non-solicitation provisions applicable to the Newtek. In addition, the parties each have customary indemnification obligations and rights under the terms of the Merger Agreement, including with respect to breaches of certain representations and warranties and failure to observe and perform certain covenants.

Governance

Pursuant to the Merger Agreement, promptly following the Closing, the Company will cause one representative nominated by Newtek to be appointed to the Board (the “Newtek Board Representative”). So long as Newtek, together with its Affiliates (as defined in the Merger Agreement), beneficially owns Preferred Stock and/or Common Stock, that in the aggregate, constitutes at least 10% of the total outstanding shares of the Company (on an as-converted and fully-diluted basis) the Company agreed to use its reasonable best efforts to have Newtek Board Representative elected as a member of the Board by the holders of Common Stock and to solicit proxies for Newtek Board Representative to the same extent as it does for any of its other nominees to the Board at any special meeting or annual meeting of the Company at which directors are to be elected.

The foregoing summary of the Merger Agreement and the transactions contemplated by the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement has been included as an exhibit hereto solely to provide investors and securityholders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company, Newtek, NTS or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors and securityholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Newtek or NTS or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public reports. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Newtek and NTS that is or will be contained in, or incorporated by reference into, the documents that the Company and Newtek files or have filed with the SEC.

Voting Agreements

On August 11, 2024, as an inducement for Newtek to enter into the Merger Agreement, the Company entered into voting and support agreements (the “Voting Agreements”) with certain stockholders, directors and executive officers of the Company (each, a “Paltalk Holder”), whereby such Paltalk Holders, in their capacities as beneficial owners of Common Stock and not in their capacities as directors or officers of the Company agreed to, among other things, vote or cause to be voted all Common Stock beneficially owned by such Paltalk Holder in favor of the Parent Stock Issuance and the Divestiture Transaction and against alternative transactions.

Pursuant to each Voting Agreement, each Paltalk Holder is restricted from selling or transferring Common Stock owned by such Paltalk Holder, subject to certain customary exceptions. The Voting Agreements will terminate upon the earliest to occur of (i) Parent Stockholder Approval being obtained, and (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof.

The foregoing summary of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Voting Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Registration Rights Agreement

At the Closing, the Company will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with Newtek pursuant to which, among other things, and subject to certain limitations set forth therein, the Company will be obligated to use its commercially reasonable efforts prepare and file a registration statement registering the resale of the Conversion Shares as soon as practicable following the Closing.

In addition, pursuant to the Registration Rights Agreement, Newtek has the right to require the Company, subject to certain limitations set forth therein, to effect a distribution of any or all of the Conversion Shares by means of an underwritten offering. The Registration Rights Agreement also provides Newtek with certain customary piggyback registration rights.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and the Company’s right to delay or withdraw a registration statement under certain circumstances.

The foregoing summary of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the form of Registration Rights Agreement, which is attached to the Merger Agreement and incorporated herein by reference.

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K relating to the issuance of the Closing Stock Consideration and the Earnout Consideration is incorporated by reference herein. The securities of the Company that may be issued as Closing Stock Consideration and Earnout Consideration will not initially be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

On August 12, 2024, the Company issued a press release announcing the execution of the Merger Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information included under Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K constitute “forward-looking statements” as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Forward-looking statements in this Current Report on Form 8-K may include, but are not limited to, statements relating to (i) the proposed transaction and its expected terms, timing and closing, including receipt of required approvals, satisfaction of other customary closing conditions and expected changes and appointments to the Board, (ii) estimates of future synergies, savings and efficiencies, (iii) expectations regarding the Company’s ability to effectively integrate assets and properties it may acquire as a result of the proposed transaction into the Company’s operations, (iv) expectations regarding future investments or divestitures, including the Divestiture Transaction, (v) expectations of the continued listing of the Company’s Common Stock on the Nasdaq Capital Market and (vi) expectations of future plans, priorities, focus and benefits of the proposed transaction. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to (i) the ability of the parties to consummate the Mergers in a timely manner or at all, (ii) the ability to consummate the Divestiture Transaction on favorable terms or at all, (iii) satisfaction of the conditions precedent to consummation of the Mergers, including the ability to secure required consents and regulatory approvals in a timely manner or at all, and approval by the Company’s stockholders of the Parent Stock Issuance and the Divestiture Transaction, (iv) the possibility of litigation (including related to the Mergers themselves) and (v) other risks described in the Company’s SEC filings. The Company does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise, except as required by applicable securities laws. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. More information on potential factors that could affect the Company’s financial results will be included in the preliminary and the definitive proxy statements that the Company intends to file with the SEC in connection with the Company’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the Parent Stock Issuance in connection with the proposed transaction.

Additional Information and Where to Find It

In connection with the Parent Stock Issuance and the Divestiture Transaction, the Company intends to file preliminary and definitive proxy statements and other materials with the SEC. In addition, the Company may also file other relevant documents with the SEC regarding the proposed transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents will be sent or given to the Company’s stockholders as of the record date established for voting. Investors and stockholders may also obtain a free copy of the proxy statement (when available) and other documents filed by the Company at its website, www.paltalk.com, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to the Company, to the attention of the Investor Relations, 30 Jericho Executive Plaza, Suite 400E Jericho, New York 11753.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transactions. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 15, 2024. To the extent holdings of Common Stock by the Company’s directors and executive officers have changed from the amounts of Common Stock held by such persons as reflected in the Company’s Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed with the SEC in connection with the proposed transaction when they become available.

No Offer or Solicitation

This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the potential transactions and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1#	Agreement and Plan of Merger, dated August 11, 2024, by and among Paltalk, Inc., PALT Merger Sub 1, Inc., PALT Merger Sub 2, LLC, Newtek Technology Solutions, Inc. and NewtekOne, Inc.
10.1	Form of Voting and Support Agreement.
99.1	Press Release, dated August 12, 2024 (furnished pursuant to Item 7.01).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

#	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2024
PALTALK, INC.

	By:	/s/ Jason Katz
Jason Katz
Chief Executive Officer